Exhibit 99.1

NEWS RELEASE

NCR Enters into Funding Agreement with Respect to Fox River and Certain Future Sites; NCR Receives Over $93 Million for Certain Past Fox River Costs

Duluth, Ga., October 1, 2014 – On September 30, 2014, NCR entered into a Funding Agreement with Appvion, Inc. (f/k/a Appleton Papers, Inc.), Windward Prospects, Ltd., B.A.T. Industries, p.l.c., and BTI 2014 LLC (a subsidiary of B.A.T.) with respect to the Fox River and certain future sites.  Under the Funding Agreement, NCR received an aggregate of $93,080,998.35 from BAT, Windward and Appvion on September 30, 2014 towards Fox River Costs incurred by NCR from April 2012 through October 1, 2014. These funds will be used towards satisfying a receivable to NCR from Appvion under the 1998 Confidential Settlement Agreement between NCR, B.A.T. and Appvion.  NCR and Appvion have agreed to instruct the American Arbitration Association not to release the pending decision in the arbitration between NCR and Appvion relating to disputes about Appvion’s liability under the 1998 Confidential Settlement Agreement during the term of the Funding Agreement, except as specifically provided in the Funding Agreement.

Under the Funding Agreement, NCR will also receive fifty percent of Fox River Costs (as defined in the Funding Agreement) paid or incurred after October 1, 2014.  The parties to the Funding Agreement have agreed, among other things, to vigorously pursue reasonable and viable claims they may have against third parties related to the Fox River and/or future sites and to use recoveries as described in the Funding Agreement.  Depending upon, among other things, the amounts of such recoveries, NCR may also receive additional payments (in excess of the fifty percent described above) related to Fox River Costs incurred from April 2012 to the end of site remediation at the Fox River under the Funding Agreement.  In addition, the parties have agreed that any surplus of recoveries from third parties following the end of site remediation at the Fox River will be used to fund sixty percent of NCR’s costs at certain future sites (as defined in the Funding Agreement), if any.

The 1998 Confidential Settlement Agreement remains in effect.

NCR is pleased to have reached agreement with Appvion, Windward, B.A.T. and BTI 2014 LLC. The Funding Agreement provides predictability as between the parties with respect to the funding at the Fox River and allows all of them to focus on maximizing recoveries from third parties.

NCR took a leadership position in cleaning up the Fox River and believes that it has already done more than its fair share of the work.  NCR has consistently advocated that a reasonable remediation project shared in by all responsible parties should be the goal of the regulatory authorities.  It is now time for others to participate in the cleanup and to reimburse NCR for costs paid in excess of its divisible share.  With the recent rulings in the Seventh Circuit Court of Appeals in NCR’s favor, NCR plans to vigorously pursue these goals.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 485 million transactions daily across retail, financial, travel, hospitality, telecom and technology, and small business. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with approximately 29,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. The company encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com, www.ncrsilver.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

Investor Contact	Media Contact
Tracy H. Krumme	Kevin Ruane
NCR Corporation	NCR Corporation
212.589.8569	212.589.8553
tracy.krumme@ncr.com	kevin.ruane@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “ “expect,” “believe,” “intend,” and “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “may,” “would” and “could”. They include statements about NCR's expectations with respect to reimbursement of past and future remediation costs associated with certain environmental matters and the impact of recent decisions in pending environmental litigation.  Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. Factors that may cause future results to differ include actions taken by other parties, the regulators and the courts in response to the Seventh Circuit decisions on September 25, 2014, other matters relating to environmental exposures from our historical and ongoing manufacturing activities and other factors detailed in the Company's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 27, 2014. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.